Exhibit 10.1

COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated as of September 25, 2023 (the “Effective Date”), is by and among JCP Investment Partnership, LP, a Texas limited partnership, JCP Investment Partners, LP, a Texas limited partnership, JCP Investment Holdings, LLC, a Texas limited liability company, JCP Investment Management, LLC, a Texas limited liability company, and James C. Pappas (each, a “JCP Party,” and, together, the “JCP Parties”), and United Natural Foods, Inc., a Delaware corporation (the “Company”). Capitalized terms in this Agreement shall have the meanings set forth in this Agreement.
WHEREAS, the Company and the JCP Parties have engaged in discussions related to the Company; and
WHEREAS, the Company and the JCP Parties desire to enter into an agreement regarding the appointment of certain new, independent directors to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the JCP Parties and the Company agree as follows:
Section 1.Board of Directors.
(a)New Directors. Effective as of September 28, 2023, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to increase the size of the Board by three (3) and appoint James C. Pappas (the “Investor Designee”), Lynn Blake and James Loree (the “New Independent Directors,” and together with the Investor Designee, the “New Directors”) as members of the Board to fill the vacancies created by such increase in the Board, with an initial term expiring at the Company’s Annual Meeting of Stockholders held in the Company’s fiscal year 2024 (the “2024 Annual Meeting”).
(b)New Director Agreements, Arrangements, and Understandings. Each of the JCP Parties represents, warrants, and agrees that neither it nor any of its Affiliates (i) has paid or will pay any compensation to any of the New Directors (including the Replacement Investor Designee contemplated by Section 1(e)) for such individual’s nomination to or service on the Board or (ii) has or will have any agreement, arrangement or understanding, written, or oral, with any of the New Directors (including the Replacement Investor Designee contemplated by Section 1(e)) for such individual’s nomination to or service on the Board.
(c)2024 Annual Meeting Nominees. The Company and all applicable committees thereof shall take such actions as are necessary so that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2024 Annual Meeting shall include the New Directors and eight (8) other nominees selected by the Board to stand for election at the 2024 Annual Meeting.

(d)Committees. Effective one (1) Business Day following the Board’s regularly scheduled meeting in November, the Board and all applicable committees of the Board shall take such actions as are necessary to appoint the Investor Designee to each of the Nominating and Governance Committee of the Board and Compensation Committee of the Board.
(e)Replacement Investor Designee.
(i) If the Investor Designee is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or ceases to be a director for any other reason prior to the expiration of the Cooperation Period, the Company and the JCP Parties shall cooperate in good faith to identify and mutually agree, subject to Sections 1(f) and 1(g), upon a substitute Qualified Director (the “Replacement Investor Designee”), and the Board shall take such actions as are necessary to appoint the Replacement Investor Designee to serve as a director of the Company and to all applicable committees of the Board on which the Investor Designee served for the remainder of such Investor Designee’s term; provided that if the JCP Parties identify and propose an employee of a JCP Party or an Affiliate of a JCP Party to serve as the Replacement Investor Designee, the Company’s agreement to such individual’s appointment shall not be unreasonably withheld, delayed or conditioned. Effective upon the appointment of the Replacement Investor Designee to the Board, such Replacement Investor Designee will be considered the Investor Designee for all purposes of this Agreement.
(ii) The JCP Parties’ rights pursuant to this Section 1(e) are subject to the JCP Parties’ collectively holding a Net Long Position equal to, or having aggregate net long economic exposure to, at least the lesser of (x) 0.50% of the then outstanding Common Stock and (y) 293,004 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”). In the event the JCP Parties seek to exercise their rights pursuant to this Section 1(e), the JCP Parties shall certify in writing to the Company that the Minimum Ownership Threshold is satisfied as of the time of such exercise.
(f)Replacement Investor Designee Information. The JCP Parties acknowledge, as a condition to any Replacement Investor Designee’s appointment to the Board, such individual shall have promptly provided to the Company (i) any consent and information the Company reasonably requests in connection with such appointment, including completion of the Company’s standard forms, D&O questionnaires and other customary onboarding and/or nomination documentation, and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such individual is elected at any Company meeting of stockholders, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under any applicable law, stock exchange rule, or listing standard, or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, (iv) any written consent reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company, and (v) such other information reasonably requested by the Company, including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including any one or more executed consents to such background check and the execution of any one or more documents required by the Company of non-management directors of the Company to assure compliance with Section 1(e) and 1(g).

(g)Company Policies. The parties acknowledge that each New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading, and disclosure policies, director resignation policy, stock ownership guidelines, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, and fees, as are applicable to all non-management directors of the Company. The Company acknowledges that (i) no Company Policy shall be violated by the Investor Designee receiving indemnification and/or reimbursement of expenses from the JCP Parties or their respective Affiliates, provided that the Investor Designee neither accepts nor receives compensation from the JCP Parties or their respective Affiliates with respect to the Investor Designee’s service or action as a director of the Company, (ii) other than Mr. Pappas, the Company Policies do not apply to the JCP Parties and their Affiliates as a result of Mr. Pappas’s appointment to, or service on, the Board, including Company Policies with respect to trading in the Company’s securities, as they are not directors or employees of the Company, and (iii) no Company Policy currently does, and no Company Policy at any time during the Cooperation Period will, prohibit any member of the Board (including any New Director) from communicating with the JCP Parties or their Representatives, subject to such director’s observance of standard confidentiality obligations, the stockholder engagement policy and fiduciary duties to the Company.
(h)Board Size. Notwithstanding anything to the contrary in this Agreement, from the conclusion of the 2024 Annual Meeting until the expiration of the Cooperation Period, the size of the Board shall be no greater than eleven (11) members without the prior written consent of the JCP Parties (such consent to not be unreasonably withheld, delayed or conditioned).
(i)Termination. The Company’s obligations under this Section 1 shall terminate upon the earlier of: (i) such time as the JCP Parties cease to meet the Minimum Ownership Threshold, (ii) any material breach of this Agreement (including Section 2) by any JCP Party or any Restricted Person upon five (5) Business Days’ written notice by the Company to the JCP Parties if such breach has not been cured by the end of such notice period; provided that the Company is not in material breach of this Agreement at the time such notice is given or during the notice period, (iii) such time as the Investor Designee notifies the Company of his or her intent to resign from the Board and the JCP Parties irrevocably waive in writing any right to have a Replacement Investor Designee appointed, (iv) the JCP Parties or any other Restricted Person submits any director nomination for election at any meeting of the Company’s stockholders or (v) the termination of this Agreement as provided in Section 12. Upon the occurrence of an event described in clauses (i) and (iv) of this Section 1(i), the Investor Designee shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his or her written resignation to the Board for his or her immediate resignation), subject to the Board’s decision in its sole discretion whether to accept or reject such resignation.

Section 2.Cooperation.
(a)Non-Disparagement. During the Cooperation Period, the Company and each JCP Party shall refrain from making, and shall cause its respective Controlling and Controlled Affiliates (and those under common Control) and each of its and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made any public written or oral statement, announcement or media placement or publication (each, a “Statement”) that constitutes an ad hominem attack on, that otherwise disparages, defames, impugns, criticizes, or otherwise calls into disrepute, or that is otherwise reasonably likely to damage the reputation of (A) in the case of any Statement by any of the JCP Parties or their Covered Persons: the Company, any of its Affiliates or any of its or their respective current or former Covered Persons; and (B) in the case of any Statement by the Company or its Covered Persons: any of the JCP Parties, any of their respective Affiliates or any of their respective current or former Covered Persons, in each case including (x) in any statement, document, or report filed with, furnished to, or otherwise provided to the SEC or any other governmental or regulatory authority, (y) in any press release or other form of public Statement made available to any form of media, and (z) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview, podcast or Internet or social media communication). The foregoing shall not (I) restrict the ability of any Person to comply with any subpoena or other legal process or respond truthfully to a request for information from any governmental or regulatory authority with jurisdiction over such Person or to enforce such Person’s rights under this Agreement or (II) apply to any private communication among the JCP Parties and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand.
(b)Voting. During the Cooperation Period, each JCP Party will cause all of the Common Stock that such JCP Party or any of its Controlling or Controlled Affiliates (or those under common Control) has the right to vote (or to direct the vote), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournment or postponement thereof or to deliver any consent or consent revocation, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any meeting of stockholders of the Company or action by written consent of stockholders of the Company held during the Cooperation Period, (ii) against any stockholder nomination for director that is not approved and recommended by the Board for election, (iii) against any proposal or resolution to remove any member of the Board, and (iv) in accordance with the recommendations by the Board on all other proposals or business that may be the subject of stockholder action; provided, however, that the JCP Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to any Extraordinary Transaction; provided, further, that in the event that both Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any proposal submitted to stockholders at a stockholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of any vacancy on the Board), the JCP Parties and their Affiliates may, but are not required to, vote in accordance with any such recommendation.

(c)Standstill. During the Cooperation Period, each JCP Party will not, and will cause its Controlling and Controlled Affiliates (and those under common Control) and its and their respective Representatives acting on their behalf (collectively with the JCP Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Company or the Board:
(i)acquire, or offer, or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities or engage in any swap or hedging transaction, or other derivative agreement of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the JCP Parties, together with their Affiliates, (A) having beneficial ownership of more than 9.9% of the Common Stock or (B) having a Net Long Position in more than 9.9% of the Common Stock outstanding at such time;
(ii)other than in broker sale transactions where the identity of the purchaser is not known, sell or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, Common Stock or any derivatives relating to Common Stock to any Third Party that (A) has, to the JCP Parties knowledge, run (or publicly announced an intention to run) a proxy contest with respect to another company in the past three years, (B) has filed a Schedule 13D with respect to the Company, or (C) if the JCP Parties know, after reasonable inquiry, that such Third Party has, or will as a result of the transaction have, beneficial ownership of more than 4.9% of the Common Stock; provided that, in the case of clauses (B) and (C) the restriction in this Section 2(c)(ii) shall not apply so long as such Third Party has not disclosed (either publicly or privately to the JCP Parties) any intention to influence or change the Board or management of the Company or any other change in the Company’s business or corporate structure;
(iii)alone or in concert with any one or more Third Parties, (A) call or seek to call (publicly or otherwise) a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or call or seek to call for the setting of a record date therefor), (B) seek election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make, be the proponent of any stockholder proposal relating to the Company, the Board or any of its committees or support, in any forum open to any Third Party stockholder, any such proposal inconsistent with Section 2(b), (D) seek (including through any “withhold” or similar campaign) the removal of any member of the Board, except as expressly set forth in Section 1, or (E) conduct, call for, or publicly support any other stockholder who conducts or calls for any referendum of stockholders of the Company; provided that nothing in this Agreement will prevent the JCP Parties or their Affiliates from taking action in furtherance of identifying any Replacement Investor Designee in accordance with Section 1(e), as applicable;

(iv) disclose to any Third Party, either publicly or in a manner that would reasonably be expected to result in or require public disclosure (including in any Schedule 13D), its voting or consent intentions or any vote as to any matter submitted to a stockholder vote during the Cooperation Period (it being understood that instructing a Third Party to implement any such vote or consent in a ministerial manner in accordance with this Agreement would not be a violation of this provision), except that such disclosure may be made with respect to any matter for which the JCP Parties (A) have voting discretion pursuant to Section 2(b) or (B) intend to vote in a manner consistent with the recommendation of the Board;
(v)make any request for stock list materials or other books and records of the Company or any of its Affiliates under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provision providing for stockholder access to books or records of the Company or any of its Affiliates;
(vi) engage, or knowingly assist in the engagement in, any “solicitation” (as such term is used in the proxy rules of the SEC, but including, notwithstanding anything to the contrary in Rule 14a-2 under the Exchange Act, solicitations of ten (10) or fewer stockholders that would otherwise be excluded from the definition of “solicitation” pursuant to Rule 14a-2(b)(2) under the Exchange Act) of one or more proxies or consents with respect to the election or removal of one or more directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any such solicitation of proxies or consents;
(vii)make or submit to the Company or any of its Affiliates any proposal or offer for (with or without one or more conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or one or more of its direct or indirect subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably be expected to require public disclosure (including in any Schedule 13D) by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);
(viii)make or submit any public proposal, announcement, statement or request (or in a manner that would reasonably be expected to result in or require public disclosure (including in any Schedule 13D)), either alone or in concert with others, for or with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancy on the Board other than as provided under Section 1, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, or sale, spinoff, splitoff or other similar separation of one or more business units of the Company, (C) any other change to the Board or the Company’s management or corporate or governance structure other than as provided under Section 1, (D) any waiver, amendment or modification to the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Certificate of Incorporation”) or Bylaws, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(ix) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board), other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise expressly permitted by this Agreement;
(x)form, join, or knowingly encourage, participate or act in concert with any Group with respect to any Voting Securities, other than solely with Affiliates of the JCP Parties with respect to Voting Securities now or hereafter owned by them;
(xi)enter into any voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely between or among any two or more of the JCP Parties and their Affiliates, (C) granting any proxy in any solicitation approved by the Board and consistent with the recommendation of the Board or (D) granting any proxy in any solicitation in connection with any matter for which the JCP Parties have voting discretion pursuant to, and in accordance with, Section 2(b) (it being understood that no proxies shall be granted with the purpose or effect of circumventing the JCP Parties’ obligations provided in Section 2(b));
(xii)engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange-traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the Company’s securities and would, in the aggregate or individually, result in the JCP Parties ceasing to have a Net Long Position in the Company;

(xiii)sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, all or substantially all, voting rights decoupled from the underlying Common Stock held by a Restricted Person;
(xiv)institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company, any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any JCP Party from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 10, (B) making any counterclaim with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against any JCP Party, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with validly issued legal process;
(xv)enter into any negotiation, agreement, arrangement, or understanding (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c);
(xvi)except as disclosed to the Company in the Nomination Notice (as defined below), enter into or maintain any economic, compensatory or pecuniary agreement, arrangement or understanding (written or oral) with any director of the Company or nominee for director of the Company;
(xvii)make any request or submit any proposal to amend or waive any of the terms of this Agreement (including this subclause), in each case publicly or that would reasonably be expected to result in a public announcement or disclosure (including in any Schedule 13D) by the Company or any Restricted Person of such request or proposal;
(xviii)advise, knowingly encourage, support, instruct or intentionally influence any Person with respect to any of the matters covered by this Section 2 or with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders (except for any matters for which the JCP Parties have voting discretion pursuant to Section 2(b) or in a manner consistent with the recommendation of the Board), or seek to do so; or
(xix)publicly disclose (including in any Schedule 13D) any intention, plan, proposal or arrangement inconsistent with, or in violation of, any provision of this Section 2(c);
provided that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company (including any failure to appoint the New Directors to the Board in accordance with

Section 1(a), to include the New Directors in the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2024 Annual Meeting in accordance with Section 1(c), or to issue the Press Release in accordance with Section 3) upon five (5) Business Days’ written notice by any of the JCP Parties to the Company if such breach has not been cured within such notice period; provided that the JCP Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (B) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, or (y) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 20% of the Common Stock (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another Person by the Company or one or more of its subsidiaries shall not be counted toward this clause (y)); and (C) the commencement of any tender or exchange offer (by any Person or Group other than the JCP Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 2(c)) will prohibit or restrict any Restricted Person from (I) making any public or private statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company, (II) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Restricted Person (so long as such process or request did not arise as a result of any discretionary act by any Restricted Person); provided that such Restricted Person will notify the Company promptly in writing (if reasonably practicable and to the extent legally permitted) of the existence, terms, and circumstances surrounding such request or requirement; provided, further, that, no Restricted Person shall be required to provide the notice to the Company referenced in the immediately preceding proviso in the case of disclosures required to be made by such Restricted Person in the course of a routine audit or review by a competent regulatory or administrative authority which is not specifically related to the Company or such Restricted Person’s interactions with the Company, (III) granting any lien or encumbrance on any claim or interest in favor of a bank or broker-dealer or prime broker holding such claim or interest in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claim or interest in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (IV) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company, (V) providing its views privately to any members of the Board, the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel or any member of the Company’s investor relations team made available for communications involving broad-based groups of investors

(including through participation in investor meetings or conferences) regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure (including on any Schedule 13D) of such communications or requests by the Company or any of the Restricted Persons, or (VI) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement. Furthermore, nothing in this Agreement shall prohibit or restrict the Investor Designee from exercising his rights and fiduciary duties as a director of the Company or any committee member of the Board or restrict his discussions solely among other members of the Board, any committee or management, advisors, Representatives or agents of the Company; provided that any such discussions are limited to communications in his capacity as a director or committee member, as applicable.

Section 3.Public Announcement; SEC Disclosures.
(a)Unless otherwise agreed in writing by the Company and the JCP Parties, not later than 9:00 a.m. Eastern Time on the first Business Day after the Effective Date, the Company shall issue a press release (the “Press Release”) in the form of Exhibit A, and thereafter shall promptly file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the JCP Parties with a copy of the Form 8-K prior to filing with the SEC and shall consider any reasonable and timely comments of the JCP Parties and their Representatives. Neither the Company or any of its Affiliates nor the JCP Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.
(b)During the Cooperation Period, if the JCP Parties are obligated to file a Schedule 13D (and any amendment thereto) (together, a “Schedule 13D”), it shall be consistent with the Press Release (to the extent that it comments on the matters set forth in the Press Release) and the terms of this Agreement (including Section 2(c)). During the Cooperation Period, the JCP Parties shall provide the Company with a copy of any such Schedule 13D (other than those related solely to ownership changes) prior to filing with the SEC and shall consider any reasonable and timely comments of the Company and its Representatives.
Section 4.Withdrawal of Nomination Notice. Effective on the date hereof, the JCP Parties shall irrevocably withdraw, and shall be deemed to have (without any further action being required) irrevocably withdrawn, the Nomination Notice, dated September 11, 2023 (the “Nomination Notice”), and such Nomination Notice shall be deemed null, void, and without effect.
Section 5.Representations and Warranties of the Company. The Company represents and warrants to the JCP Parties that: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 6.Representations and Warranties of the JCP Parties. Each JCP Party represents and warrants to the Company that: (a) such JCP Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such JCP Party, constitutes a valid and binding obligation and agreement of such JCP Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such JCP Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such JCP Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such JCP Party, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such JCP Party is a party or by which it is bound; and (d) the JCP Parties, together with their Affiliates, (i) beneficially own (as defined in Rule 13d-3 under the Exchange Act) in the aggregate 470,322 shares of Common Stock and (ii) have a Net Long Position in or aggregate economic exposure to approximately 0.8% of the outstanding Common Stock.
Section 7.Definitions. For purposes of this Agreement:
(a)the term “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act and shall include any Person who otherwise qualifies as an Affiliate at any time subsequent to the date of this Agreement; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the JCP Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a Person shall not include any entity solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of such entity’s board of directors or similar governing body, unless such Person otherwise Controls such entity; provided, further, that, with respect to the JCP Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the JCP Parties or their Affiliates (unless such portfolio operating company is acting at the direction of any or more of the JCP Parties or any of their Affiliates to engage in conduct prohibited by this Agreement);

(b)the terms “beneficial owner” and “beneficially own” have the meanings set forth in Rule 13d-3 under the Exchange Act, except that a Person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock that (i) such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any right in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and (ii) such Person or any of such Person’s Affiliates has or shares the right to vote or dispose;
(c)the term “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;
(d)the term “Common Stock” means the Company’s common stock, par value $0.01 per share;
(e)the term “Control” (including the terms “Controlling,” “Controlled,” and “under common Control”) mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract, or otherwise;
(f)the term “Cooperation Period” means the period commencing on the Effective Date and concluding on the date that is the earlier of (a) thirty (30) calendar days prior to the notice deadline under the Company’s Fifth Amended and Restated Bylaws (as may be amended from time to time, the “Bylaws”) for the window for nomination of non-proxy access director candidates for election to the Board at the Company’s Annual Meeting of Stockholders held in the Company’s fiscal year 2025 (the “2025 Annual Meeting”) and (b) one hundred fifty (150) days prior to the first anniversary of the 2024 Annual Meeting (collectively, the “2025 Advance Notice Window”); provided, however, that the conclusion of the Cooperation Period shall be extended and delayed until the date that is the earlier of (x) thirty (30) calendar days prior to the notice deadline under the Bylaws for the nomination of non-proxy access director candidates for election to the Board at the Company’s Annual Meeting of Stockholders held in the Company’s fiscal year 2026 and (y) one hundred fifty (150) days prior to the first anniversary of the 2025 Annual Meeting if the Company determines to and irrevocably offers to re-nominate the Investor Designee for election at the 2025 Annual Meeting (it being understood that the Company shall notify the Investor Designee in writing at least ten (10) calendar days prior to the opening of the 2025 Advance Notice Window of such determination and offer to irrevocably re-nominate the Investor Designee for election at the 2025 Annual Meeting);
(g)the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC;
(h)the term “Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act);
(i)the term “Net Long Position” has the meaning set forth in Rule 14e-4 under the Exchange Act;

(j)the terms “Person” or “Persons” shall be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;
(k)the term “Qualified Director” means an individual who (i) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors and (ii) unless the Company otherwise consents (which is deemed granted as to Mr. Pappas by virtue of execution of this Agreement, and which cannot be unreasonably withheld, delayed or conditioned as to a Replacement Investor Designee), (A) is not an employee, officer, director, general partner, manager or other agent of a JCP Party or of any Affiliate of a JCP Party, (B) is not a limited partner, member, or other investor (unless such investment has been disclosed to the Company) of or in any JCP Party or any Affiliate of a JCP Party, and (C) does not have any agreement, arrangement, or understanding, written or oral, with any JCP Party or any Affiliate of a JCP Party regarding such individual’s service as a director of the Company;
(l)the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;
(m)the term “SEC” means the U.S. Securities and Exchange Commission;
(n)the term “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and
(o)the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that, as pertains to any obligation of the JCP Parties or any other Restricted Person (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company.
Section 8.Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed delivered given and received (a) when (i) delivered in person or (ii) transmitted by email (with written confirmation of completed transmission other than any automated reply), (b) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested), or (c) when delivered by an express courier (with written confirmation of delivery) to the parties at the following addresses (or to such other address as such party may specify in a written notice given to the other parties); provided that any notice delivered pursuant to clauses (a)(i), (b), or (c) of this Section 8 is also promptly delivered to the email address of such party set forth below (for the avoidance of doubt, such email shall not in and of itself be deemed delivery given and received of such communications or legal process):
If to the Company:
United Natural Foods, Inc.
313 Iron Horse Way
Providence, Rhode Island 02908
Attention:     Mahrukh Hussain
Email:     mahrukh.hussain@unfi.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Attention:     Shilpi Gupta
Email:         shilpi.gupta@skadden.com
and
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:     Richard J. Grossman
Email:         richard.grossman@skadden.com
If to the JCP Parties:

JCP Investment Management, LLC
1177 West Loop South, Suite 1320
Houston, Texas 77027
Attention:     James C. Pappas
Email:     jcp@jcpinv.com
with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:    Ryan Nebel
        Rebecca Van Derlaske
Email:        rnebel@olshanlaw.com
        rvanderlaske@olshanlaw.com
At any time, any party may, by notice given in accordance with this Section 8 to the other party, provide updated information for notices under this Agreement.

Section 9.Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses; provided, however, that the Company shall promptly reimburse the JCP Parties for their reasonable and documented out-of-pocket fees and expenses incurred through the date hereof in connection with the 2024 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $190,000 in the aggregate. The Company shall remit such reimbursement to the JCP Parties within five (5) Business Days of receiving the proper documentation therefor.
Section 10.Specific Performance; Remedies; Venue; Waiver of Jury Trial.
(a)The Company and the JCP Parties acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the JCP Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH JCP PARTY AGREES: (i) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (ii) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (iii) THE BREACHING PARTY WAIVES THE POSTING OF A BOND OR OTHER SECURITY UNDER ANY APPLICABLE LAW, IN THE CASE THAT ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.
(b)This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Delaware without giving effect to the choice of law principles of such state. The Company and each JCP Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iii) agrees that any action or proceeding based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum, and (v) agrees that it will not bring any action based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement in any court other than such courts. The parties to this Agreement agree that the delivery of process in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof; provided that such process or other papers based on, relating to, or arising in connection with any such action or proceeding is also contemporaneously delivered to the email address of such party set forth in Section 8 (for the avoidance of doubt, such email shall not in and of itself constitute effective service of process).

(c)EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON, RELATING TO OR ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.
Section 11.Severability. If, at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality, voidness or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.
Section 12.Termination. Subject to Section 1(i), this Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding anything to the contrary in the foregoing part of this Section 12, Sections 8 to 17 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.
Section 13.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both or all of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt, no party shall be bound by any contractual obligation to the other parties until all counterparts to this Agreement have been duly executed by each of the parties and delivered to the other parties (including by means of electronic delivery).
Section 14.No Third-Party Beneficiary. This Agreement is solely for the benefit of the Company and the JCP Parties and is not enforceable by any other Person. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties in their respective sole discretions, and any assignment in contravention hereof will be null and void.
Section 15.No Waiver. No failure or delay by any party in exercising any right or remedy under this Agreement will operate as a waiver thereof or of any breach of any provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver shall be effective unless in writing, executed by the waiving party.

Section 16.Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements, and understandings, whether written or oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the JCP Parties.
Section 17.Interpretation and Construction. The Company and each JCP Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same after having had an adequate opportunity to seek the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguity in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each JCP Party, and any controversy over any interpretation of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise expressly indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented, except that references to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

JCP INVESTMENT PARTNERSHIP LP

By: JCP Investment Management, LLC, its
Investment Manager

By:    /s/ James C. Pappas
Name: James C. Pappas
Title:    Managing Member
JCP INVESTMENT PARTNERS, LP

By: JCP Investment Holdings, LLC, its
General Partner

By:    /s/ James C. Pappas
Name: James C. Pappas
Title:    Sole Member
JCP INVESTMENT HOLDINGS, LLC
By:    /s/ James C. Pappas
Name: James C. Pappas
Title:    Sole Member
JCP INVESTMENT MANAGEMENT, LLC
By:    /s/ James C. Pappas
Name: James C. Pappas
Title:    Sole Member
JAMES C. PAPPAS

By:    /s/ James C. Pappas

    [Signature Page to Cooperation Agreement]

UNITED NATURAL FOODS, INC.
By: /s/ J. Alexander Miller Douglas
Name: J. Alexander Miller Douglas
Title: Chief Executive Officer

    [Signature Page to Cooperation Agreement]

Exhibit A
Form of Press Release
    A-1